News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: James Hunt (407) 826-4475

Tupperware Brands Reports First Quarter 2018 Results
Announces $200 Million Share Repurchase

•	First quarter sales down 2% versus last year, 6% in local currency+. Includes 2-point impact from 2017 closure of Beauticontrol.

•	GAAP diluted E.P.S. $0.70 versus $0.93 in prior year, reflecting higher re-engineering costs and a higher tax rate from the U.S. Tax Cuts and Jobs Act of 2017.

•	Adjusted*, diluted E.P.S. $0.91, down 10% versus prior year, 16% in local currency, 10-cents below the low-end of January guidance range, including 6-cent hit from additional taxes.

Orlando, Fla., April 25, 2018 - (NYSE: TUP) Tupperware Brands Corporation today announced first quarter 2018 operating results.
Rick Goings, Chairman and CEO, commented, "Due to our soft result on the top-line, as well as a higher tax rate, adjusted earnings per share in the first quarter was 10-cents below the low-end of our January guidance range and 16% below the prior year in local currency. The impact to our annual cash flow from lower earnings is expected to be modest and more than offset by the sale of assets under our revitalization program."
Goings continued, "We were pleased in the quarter with good performances in China, Mexico, Malaysia/Singapore, South Africa, and the United States and Canada, even though we were disappointed overall. With the disruption from the closure of the supply chain facility in France behind us, we remain confident in our global growth strategy, especially the opportunity in emerging markets. The Tupperware brand, management team and our 3.1 million sales force are each strong and are our most significant source of competitive advantage. With those assets in our arsenal, we will forge ahead with our strategy to adapt and evolve through our integrated use of digital tools, branded contact points and a relevant earning opportunity that empowers and cultivates confidence in women across the globe. It is based on the confidence we have in our business prospects that today we announced a $200 million opportunistic share repurchase, while continuing to support our dividend.”

First Quarter Executive Summary - (Comparisons with First Quarter 2017)

•
Net sales were $542.6 million, down 2% (6% local currency), including a 2-point impact from the closure of Beauticontrol in 2017. Emerging markets**, accounting for 70% of sales, were up 3% (1% local currency). The most significant contribution to the first quarter growth in local currency sales was in China, along with good results in Argentina, CIS, Fuller Mexico, Malaysia/Singapore, Tupperware Mexico and Tupperware South Africa, partially offset by India and Indonesia. Established market sales decreased 12% (19% local currency), including the impact of the Beauticontrol closure. The local currency sales decreases were most significant in France, Germany and Italy, partially offset by the United States and Canada.

•
GAAP net income and diluted earnings per share were $35.7 million and $0.70, versus $47.4 million and $0.93 in 2017, respectively, reflecting the impact of lower sales, a higher tax rate and pre-tax costs in connection with the Company's re-engineering program that were $5 million, or $0.09, higher in 2018. Adjusted, diluted earnings per share were $0.91. This was 10-cents below the low-end of the January guidance range due to lower sales and 6-cents from an increased tax rate in connection with the U.S. Tax Cuts and Jobs Act of 2017(the "Tax Act"). Versus the January guidance, there was a 1-cent positive impact on adjusted, diluted earnings per share comparison from net stronger foreign exchange rates, while there was a 7-cent benefit versus the same period in 2017.

•
Total sales force of 3.1 million was down 2%, a sequential decrease of 5-points, reflecting higher standards to be included in the sales force in the CIS and in the two South African businesses, as well as a 2-point negative impact from removing the Beauticontrol and NaturCare sales forces. Average active sellers in the first quarter were down 8%, including a negative 3-point impact related to Beauticontrol and NaturCare.

First Quarter Business Highlights - (Comparisons with First Quarter 2017)
Europe: Segment sales were down 4% (14% local currency).

•	Emerging markets in Europe increased 19% (10% local currency), mainly in Tupperware South Africa, up 24% (11% local currency) and CIS, up 29% (26% local currency).

•
Established markets were down 15% (26% local currency), in part, due to service issues in connection with the closure of the French supply chain facility, most significantly impacting Germany, down 17% (28% local currency), France, down 32% (41% local currency), and Italy, down 17% (28% local currency).

Asia Pacific: Segment sales were down 3% (7% local currency).

•
Emerging markets in Asia Pacific were down 1% (5% local currency), primarily in Indonesia, down 35% (34% local currency) from a smaller, less active sales force. In addition, India was down 33% (35% local currency), reflecting challenges with the sales force size and manager activity in light of government direct selling guidelines, as well as a negative 6% impact from the goods and services tax effective in July 2017. These decreases were partially offset by increased sales in China, up 35% (24% local currency) on the strength of significantly more members and continued leveraging of the product portfolio, digital technologies and its 6,400 studios (14% advantage over 2017).

North America: Segment sales were up 3% (down 1% local currency), including a negative 7-point local currency impact from Beauticontrol closure.

•	Tupperware United States and Canada sales were up 9% (8% local currency), including a positive impact from changes in revenue recognition.

•	Tupperware Mexico sales were up 13% (6% local currency) and Fuller Mexico sales were up 14% (7% local currency).
South America: Segment sales were down 5% (up 5% local currency).

•
Brazil was down 2% (up 2% local currency), reflecting a deceleration in sales growth due to customer service issues impacting product availability, including a customs strike, the over-sell of certain items, and quality issues with a third party produced item, as well as on-going challenges in the consumer spending environment. These factors negatively impacted the number of sales force additions and new sales force leaders promoted.

•	Sales in Argentina were down 1% (up 26% local currency). Local currency comparison mainly reflected price increases related to the highly inflationary environment.
Revitalization Program
Under the Company’s revitalization plan announced in July 2017, it expects to incur a total of $100 to $110 million in pretax costs, of which $73 million has been recorded starting in the second quarter of 2017 through the first quarter of 2018. The Company expects to incur an additional $24 million in 2018. Cash outflows associated with the overall program are expected to total $90 to $100 million, including $22 million paid through the first quarter of 2018, and an additional $61 million expected to be paid in 2018. Both the cost and cash flow are before related asset sales that could bring proceeds of up to $35 to $45 million over time, including $5 million received in connection with the sale of a building in the first quarter of 2018 with an expected $20 million from additional assets sold in the second quarter of 2018. The program is expected to generate about $35 million of annualized benefits once fully implemented. The Company expects to realize about two-thirds of the annualized benefit in 2018. After reinvestment, a mid-teen dollar benefit is expected in 2018, mainly in the second half of the year. In addition, there was a $1.4 million benefit in the first quarter of 2018, with an additional $1.2 million benefit to be realized in the second quarter, in connection with not having operating losses from Beauticontrol in the first half of 2018 versus 2017.
U.S Tax Cuts and Jobs Act of 2017
In December 2017, the U.S. government enacted the Tax Act that significantly changed the U.S. corporate income tax system by, among other things, lowering the U.S. corporate income tax rate and implementing a territorial tax system.
The changes included in the Tax Act are broad and complex, including the provision related to the Global Intangible Low-taxed Income ("GILTI") tax. GILTI is currently expected to negatively impact full-year earnings per share by 35 cents, although it is not expected to impact cash flow.

The final transition and GILTI impacts under the Tax Act may differ from previously recorded estimates, possibly materially, due to, among other things, changes in interpretations; legislative action, including U.S. Treasury regulations and guidance; changes in accounting standards or related interpretations; and updates or changes to estimates the Company has utilized to calculate the transition impacts, including impacts from changes to earnings estimates. A different amount than reflected in this release could be recorded related to transition impacts in the Company’s 2018 unaudited financial statements included in its Form 10-Q expected to be filed in early May, and/or additional transition-related amounts could be recorded in the Company’s 2018 financial statements later in the year.
2018 Outlook
Based on current business trends and foreign currency rates, the Company's second quarter and fiscal 2018 full year outlook is provided below.
Company Level

	13 Weeks Ended		13 Weeks	52 Weeks Ended		52 Weeks
	Jun. 30, 2018		Ended	Dec. 29, 2018		Ended
	Low	High	Jul. 1, 2017	Low	High	Dec 30, 2017

USD Sales Growth vs Prior Year	(2)%	—%	1%	(1)%	1%	2%
GAAP EPS	$1.16	$1.21	($0.35)	$3.98	$4.13	($5.22)
GAAP Pre-Tax ROS	15.6%	15.9%	(2.2)%	13.9%	14.2%	8.2%

Local Currency+ Sales Growth vs Prior Year	(2)%	—%	2%	(2)%	—%	1%
EPS Excluding Items*	$1.14	$1.19	$1.21	$4.52	$4.67	$4.84
Pre-Tax ROS Excluding Items*	15.3%	15.7%	14.6%	15.3%	15.5%	14.6%

FX Impact on EPS Comparison (a)	$—	$—		$0.05	$0.05

(a)Impact of changes in foreign currency versus prior year is updated monthly and posted at: Tupperware Brands Foreign Exchange Translation Impact Update.

Full Year 2018

•	There is a negative 1.7 and 1.4 point impact in the 2018 second quarter and full year sales comparisons, respectively, from the closure of Beauticontrol in 2017.

•	Tax rate estimated at 34.5% on a U.S. GAAP basis and 32.1% excluding items.

•
Includes the gain on the sale of property under the Company’s re-engineering program expected to close in the second quarter of 2018. Excludes Orlando, Florida land sales and additional re-engineering program related asset sales that may occur.

•	Excludes the impact on earnings per share of the announced share repurchase.
Segment Level

•
For the full year, sales are expected to be up by a low-single digit in dollars (down 3 to 5% local currency) in Europe; up by a low-single digit in dollars (down 1 to 3% local currency) in Asia Pacific; even to down low single digits in dollars and local currency in North America, including a 6 pp negative impact from the closure of Beauticontrol; and down by a low to mid-single digit in dollars (up mid-single digits local currency) in South America.

•	Segment profit return on sales, excluding items, is expected to be up about ½ point in Europe and Asia Pacific, to increase almost 2 points in North America and to be about even in South America.
$200 Million Share Repurchase
The Company intends to repurchase in the open market in upcoming months, an aggregate of $200 million of its shares. It considers this repurchase to be exceptional as it continues to target over time a debt-to-EBITDA ratio, as defined under its revolving credit agreement, of 1.75X, and continues to prioritize its quarterly dividend.

* See Non-GAAP Financial Measures Reconciliation Schedules.
** The Company classifies established market units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan and its remaining units as emerging market units.
+ Local currency changes are measured by comparing current year results with those of the prior year translated at the current year's foreign exchange rates.

First Quarter Earnings Conference Call

Tupperware Brands will conduct a conference call today, Wednesday, April 25, 2018, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release and slides presented during the conference call, on www.tupperwarebrands.com.

Tupperware Brands Corporation, through an independent sales force of 3.1 million, is the leading global marketer of innovative, premium products across multiple brands utilizing social selling. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands.
The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "estimates", "outlook", “guidance”, “expects”, "target" or "will" are forward-looking statements.  These statements involve risks and uncertainties that include impairment and other charges related to purchase accounting goodwill and restructuring actions, enactment related and ongoing impacts related to the Tax Act, recruiting and activity of the Company's independent sales forces relating to governmental actions and otherwise, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers and beauty, personal care nutraceutical products, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's periodic reports as filed in accordance with the Securities Exchange Act of 1934, as amended.
The Company updates each month the impact of changes in foreign exchange rates versus the prior year, posting it on Tupperware Brands Foreign Exchange Translation Impact Update. Other than updating for changes in foreign currency exchange rates, the Company does not intend to update forward-looking information, except through its quarterly earnings releases, unless it expects diluted earnings per share for the current quarter, excluding items impacting comparability and changes versus its guidance of the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures
The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. These amounts exclude certain items that at times materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of the Company's primary operations, and to assist readers in evaluating performance and analyzing trends across periods. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

The non-GAAP financial measures include sales adjustments to remove the impact the 2017 closure of Beauticontrol. On comparisons related to profit, the non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements related to casualty losses, other income in connection with real estate related operations, inventory obsolescence and operating losses in conjunction with decisions to exit, wind-down or significantly restructure businesses along with asset sales related to exited or restructured businesses, certain asset retirement obligations, re-engineering including the exit of businesses and fixed asset impairment charges, pension settlements and significant discrete impacts of new tax laws upon adoption.  While the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of its primary business operations.  Additionally, amounts recognized in any given period are not indicative of amounts that may be recognized in any particular future period.   For this reason, these amounts are excluded as indicated. The Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across periods. The Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing its supply chain operations and other re-engineering activities, including the exit of businesses and upon liquidation of operations in a country, the recognition in income of amounts previously recorded in equity as a cumulative translation adjustment. Also, the Company excludes the impact of changes in tax laws on cumulative deferred taxes from items previously recorded as cumulative translation adjustments. The Company believes these amounts are similarly volatile and impact the comparability of earnings across periods. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.
The Company believes that excluding from reported financial information costs incurred in connection with a significant change in its capital structure that is of a nature that would be expected to recur sporadically, also provides a useful measure for analysis and predictive purposes. The Venezuelan government over the last several years has severely restricted the ability to translate bolivars into U.S. dollars. Due to volatility in changes in the mandated exchange rates, the Company’s non-GAAP measures exclude for analysis and predictive purposes, the impact from devaluations on the bolivar denominated net monetary assets and other balance sheet positions that impact near term income, since they appear in the income statement at the exchange rate at which they were originally translated rather than the exchange rate at which current operating activity is being translated.
The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of its Fuller trade name recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation.  The amortization expense related to these assets will continue for several years.  Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges.  The Company believes that these types of non-cash charges will not be representative in any single reporting period of amounts recorded in prior reporting periods or expected to be recorded in future reporting periods. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.
As the impact of changes in exchange rates is an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a local currency basis, in addition to reported results, helps improve readers' ability to understand the Company's operating results and evaluate performance in comparison with prior periods. The Company presents local currency information that compares results between periods as if current period exchange rates had been the exchange rates in the prior period. The Company uses results on a local currency basis as one measure to evaluate performance. The Company generally refers to such amounts as calculated on a local currency basis, as restated or excluding the impact of foreign currency. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a local currency basis may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.
In information included with this release, the Company has referred to Adjusted EBITDA and a Debt/Adjusted EBITDA ratio, which are non-GAAP financial measures used in the Company's credit agreement. The Company uses these measures in its capital allocation decision process and in discussions with investors, analysts and other interested parties, and therefore believes it is useful to disclose this amount and ratio. The Company's calculation of these measures is in accordance with its credit agreement, and is set forth in the reconciliation from GAAP amounts in an attachment to this release; however, the reader is cautioned that other companies define these measures in different ways, and consequently they may not be comparable with similarly labeled amounts disclosed by others.

###

TUPPERWARE BRANDS CORPORATION
FIRST QUARTER 2018 SALES FORCE STATISTICS*
(UNAUDITED)

	Sales
All Units	Reported Inc/(Dec) vs. Q1 '17%	Restated+ Inc/(Dec) vs. Q1 '17%	f		Active Sales Force	Inc/(Dec) vs. Q1 '17%	f		Total Sales Force	Inc/(Dec) vs. Q1 '17%	f
Europe	(4)	(14)		a	103,873	3			788,764	—
Asia Pacific	(3)	(7)		b	183,418	(16)		d	1,028,642	(4)
North America	3	(1)	6	c	212,365	(11)	(4)		769,463	(6)	1
South America	(5)	5			124,024	—			530,027	4
Total All Units	(2)	(6)	(4)		623,680	(8)	(6)		3,116,896	(2)	(1)

Emerging Market Units
Europe	19	10		a	76,399	16		e	612,823	4
Asia Pacific	(1)	(5)		b	162,996	(15)		d	943,002	(2)
North America	12	6		c	196,898	(4)			657,565	—
South America	(5)	5			124,024	—			530,027	4
Total Emerging Market Units	3	1			560,317	(5)			2,743,417	1

Estab. Market Units
Europe	(15)	(26)		a	27,474	(20)		e	175,941	(11)
Asia Pacific	(13)	(17)		b	20,422	(24)			85,640	(23)
North America	(8)	(9)	8		15,467	(52)	7		111,898	(30)	2
South America	—	—			—	—			—	—
Total Established Market Units	(12)	(19)	(16)		63,363	(32)	(16)		373,479	(20)	(11)

* Sales force statistics as collected by the Company and, in some cases, provided by distributors and sales force. The Company classifies Established Market Units as those operating in Western Europe, including Scandinavia, the United States, Canada, Australia and Japan, and its remaining units as Emerging Market Units. Active Sales Force is defined as the average number of people ordering in each cycle over the course of the quarter, and Total Sales Force is defined as the number of sales force members of the units as of the end of the quarter.
+ Local currency, or restated, changes are measured by comparing current year results with those of the prior year, translated at the current year's foreign exchange rates.
Notes
a The better active sellers than local currency sales comparison for Europe for established markets reflected a significant decrease in productivity in Germany and France related to customer service issues related to the now closed French facility, and for emerging markets a decrease in timing of fulfillment of orders in Tupperware South Africa.
b The larger active sellers than local currency sales decrease comparison for Asia Pacific in the established markets came primarily from Tupperware and NaturCare Japan. After their merger as of January 1st, the number of active sellers of NaturCare Japan who have a much lower productivity level, decreased significantly. For emerging markets the difference was primarily from higher productivity in, and a mix shift toward, Tupperware China that does not have a traditional sales force.
c The better local currency sales than active sellers comparison for North America in the emerging markets, reflected improvement in productivity in Fuller Mexico.
d The worse active than total sellers comparison in Asia Pacific emerging markets was mainly from Tupperware Indonesia as key strategies have yet to engage.
e The better active than total sellers comparison in Europe emerging markets was mainly from Tupperware CIS, Tupperware South Africa and Avroy Shlain reduction in total sellers after a change in standards for sales force additions effective Q1 2018. The established markets had less active sellers than total sellers due to the service issues connected with the now closed French facility.
f Comparison excluding amounts of Beauticontrol last year.

TUPPERWARE BRANDS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended
	Mar 31, 2018	Apr 1, 2017
Net sales	$542.6	$554.8
Cost of products sold	179.0	177.7
Gross margin	363.6	377.1

Delivery, sales and administrative expense	289.2	297.9
Re-engineering and impairment charges	7.6	2.3
Gains on disposal of assets	2.2	0.1
Operating income	69.0	77.0

Interest income	0.7	0.5
Interest expense	11.1	11.6
Other expense, net	0.2	1.7
Income before income taxes	58.4	64.2
Provision for income taxes	22.7	16.8
Net income	$35.7	$47.4

Net income per common share:
Basic income per share	$0.70	$0.94
Diluted income per share	$0.70	$0.93

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended	13 Weeks Ended	Reported	Restated*	Foreign
	Mar 31, 2018	Apr 1, 2017%		%	Exchange
			Inc (Dec)	Inc (Dec)	Impact*
Net Sales:
Europe	$143.9	$149.5	(4)	(14)	$18.6
Asia Pacific	172.2	177.3	(3)	(7)	7.6
North America	135.0	131.3	3	(1)	5.0
South America	91.5	96.7	(5)	5	(9.2)
	$542.6	$554.8	(2)	(6)	$22.0

Segment profit:
Europe	$12.4	$19.9	(38)	(46)	$2.8
Asia Pacific	37.9	40.0	(5)	(10)	2.1
North America	19.0	15.8	20	14	0.8
South America	17.3	18.2	(5)	3	(1.3)
	86.6	93.9	(8)	(12)	4.4

Unallocated expenses	(12.4)	(16.4)	(25)	(23)	0.5
Gains on disposal of assets	2.2	0.1	+	+	—
Re-engineering and impairment charges	(7.6)	(2.3)	+	+	—
Interest expense, net	(10.4)	(11.1)	(6)	(6)	—
Income before taxes	58.4	64.2	(9)	(16)	4.9
Provision for income taxes	22.7	16.8	35	25	1.2
Net income	$35.7	$47.4	(25)	(30)	$3.7

Net income per share (diluted)	$0.70	$0.93	(25)	(30)	$0.07

Weighted average number of diluted shares	51.3	51.0

* 2018 actual compared with 2017 translated at 2018 exchange rates
+ Greater than 100% increase

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

(In millions, except per share data)	13 Weeks Ended Mar 31, 2018				13 Weeks Ended Apr 1, 2017
	Reported	Adj's		Excl Adj's	Reported	Foreign Exchange Impact	Adj's		Restated* Excl Adj's
Segment profit:
Europe	$12.4	$0.4	f	$12.8	$19.9	$2.8	$0.7	b	$23.4
Asia Pacific	37.9	0.6	a, b	38.5	40.0	2.1	0.4	a	42.5
North America	19.0	2.8	a,g	21.8	15.8	0.8	1.4	a,b	18.0
South America	17.3	0.4	a,c	17.7	18.2	(1.3)	0.4	a,c	17.3
	86.6	4.2		90.8	93.9	4.4	2.9		101.2

Unallocated expenses	(12.4)	—		(12.4)	(16.4)	0.5	—		(15.9)
Gains on disposal of assets	2.2	(2.2)	d	—	0.1	—	(0.1)	d	—
Re-engineering and impairment charges	(7.6)	7.6	e	—	(2.3)	—	2.3	e	—
Interest expense, net	(10.4)	—		(10.4)	(11.1)	—	—		(11.1)
Income before taxes	58.4	9.6		68.0	64.2	4.9	5.1		74.2
Provision for income taxes	22.7	(1.3)	h	21.4	16.8	1.2	0.8	h	18.8
Net income	$35.7	$10.9		$46.6	$47.4	$3.7	$4.3		$55.4

Net income per share (diluted)	$0.70	$0.21		$0.91	$0.93	$0.07	$0.08		$1.08

* 2018 actual compared with 2017 translated at 2018 exchange rates.
a Amortization of intangibles of acquired beauty units.
b Pension settlement costs.
c As a result of devaluations in the Venezuelan bolivar, the Company had negative impacts of $0.2 million in the first quarter of both 2018 and 2017. These amounts were related to expense from re-measuring bolivar denominated net monetary assets at the lower exchange rates at the times of devaluations, along with the impact of recording in income amounts on the balance sheet when the devaluations occurred, primarily inventory, at the exchange rates at the time the amounts were made or purchased, rather than the exchange rates in use when they were included in income.
d Gains on disposal of assets in 2018 mainly relate to disposal of Beauticontrol assets, and in 2017 related to an insurance settlement.
e In both years, re-engineering and impairment charges were primarily related to severance costs incurred for headcount reduction in several of the Company's operations in connection with changes in its management and organizational structures, as well the costs associated with the closure of Beauticontrol, and the French supply chain facility.
f Write-off of inventory associated with the closure of units.
g Beauticontrol wind down loss and inventory write-off
h Provision for income taxes represents the net tax impact of adjusted amounts.
 See information regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(In millions)	13 Weeks Ended	13 Weeks Ended
	March 31, 2018	April 1, 2017
Operating Activities:
Net cash provided by operating activities	$(41.6)	$(18.0)

Investing Activities:
Capital expenditures	(15.2)	(16.0)
Proceeds from disposal of property, plant & equipment	5.9	0.3
Net cash used in investing activities	(9.3)	(15.7)

Financing Activities:
Dividend payments to shareholders	(35.4)	(34.7)
Repurchase of common stock	(1.0)	(0.5)
Repayment of long-term debt and capital lease obligations	(0.5)	(0.4)
Net change in short-term debt	97.2	67.6
Proceeds from exercise of stock options	0.2	2.1
Net cash used in financing activities	60.5	34.1

Effect of exchange rate changes on cash, cash equivalents and restricted cash	4.1	4.9
Net change in cash, cash equivalents and restricted cash	13.7	5.3
Cash, cash equivalents and restricted cash at beginning of year	147.2	96.0
Cash, cash equivalents and restricted cash at end of period	$160.9	$101.3

TUPPERWARE BRANDS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In millions)	Mar 31, 2018	Dec 30, 2017
Assets:
Cash and cash equivalents	$157.0	$144.1
Other current assets	543.9	486.4
Total current assets	700.9	630.5

Property, plant and equipment, net	284.1	278.2
Other assets	493.5	479.3
Total assets	$1,478.5	$1,388.0

Liabilities and Shareholders' Equity:
Short-term borrowings and current portion of long-term debt	$234.3	$133.0
Accounts payable and other current liabilities	490.5	525.8
Total current liabilities	724.8	658.8

Long-term debt	605.0	605.1
Other liabilities	249.0	243.5
Total shareholders' equity	(100.3)	(119.4)
Total liabilities and shareholders' equity	$1,478.5	$1,388.0

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 25, 2018
(UNAUDITED)

	Second Quarter	Second Quarter
(In millions, except per share data)	2017 Actual	2018 Outlook(4)
		Range
		Low	High
Income (loss) before income taxes	$(12.7)	$87.3	$91.1

Income tax	$5.0	$27.9	$29.2
Effective Rate	(39)%	32%	32%

Net Income (loss) (GAAP)	$(17.7)	$59.4	$61.9

% change from prior year		+	+

Adjustments(1):
Gains on disposal of assets	(3.1)	(9.9)	(9.9)
Purchase accounting intangibles impairments	62.9	—	—
Re-engineering and pension settlements	33.2	6.6	6.6
Net impact of Venezuelan bolivar devaluations	1.4	—	—
Acquired intangible asset amortization	2.0	2.0	2.0
Income tax(2)	(16.2)	0.1	0.1
Net Income (adjusted)	$62.5	$58.2	$60.7

Exchange rate impact(3)	—	—	—
Net Income (adjusted and 2017 restated for currency changes)	$62.5	$58.2	$60.7

% change from prior year		(7)%	(3)%

Net income (loss) (GAAP) per common share (diluted)	$(0.35)	$1.16	$1.21

% change from prior year		+	+

Net Income (adjusted) per common share (diluted)	$1.21	$1.14	$1.19

Net Income (adjusted & restated) per common share (diluted)	$1.21	$1.14	$1.19

% change from prior year		(6)%	(2)%

Average number of diluted shares (millions)	51.4	51.2	51.2

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis.
(3) Difference between 2017 actual and 2017 translated at current currency exchange rates.
(4)Excludes the impact on earnings per share of the announced share repurchase.

TUPPERWARE BRANDS CORPORATION
NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE
April 25, 2018
(UNAUDITED)

	Full Year	Full Year
(In millions, except per share data)	2017 Actual	2018 Outlook(4)
		Range
		Low	High
Income before income taxes	$185.1	$311.9	$323.2

Income tax	$450.5	$107.9	$111.5
Effective Rate	243%	35%	35%

Net Income, (loss) (GAAP)	$(265.4)	$204.0	$211.7

% change from prior year		+	+

Adjustments(1):
Gains on disposal of assets	$(9.1)	$(12.1)	$(12.1)
Purchase accounting intangibles impairment	62.9	—	—
Re-engineering and pension settlements	74.4	33.2	33.2
Net impact of Venezuelan bolivar devaluations	7.4	0.2	0.2
Acquired intangible asset amortization	7.9	7.9	7.9
Income tax(2)	370.2	(1.7)	(1.8)
Net Income (adjusted)	$248.3	$231.5	$239.1

Exchange rate impact(3)	2.5	—	—
Net Income (adjusted and 2017 restated for currency changes)	$250.8	$231.5	$239.1

% change from prior year		(8)%	(5)%

Net income, (loss) (GAAP) per common share (diluted)	$(5.22)	$3.98	$4.13

Net Income (adjusted) per common share (diluted)	$4.84	$4.52	$4.67

Net Income (adjusted & restated) per common share (diluted)	$4.89	$4.52	$4.67

% change from prior year		(8)%	(4)%

Average number of diluted shares (millions)	51.3	51.3	51.3

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items.
(2) Represents income tax impact of adjustments on an item-by-item basis, as well as $375 million impact from adoption of new tax law in the United States.
(3) Difference between 2017 actual and 2017 translated at current currency exchange rates.
(4)Excludes the impact on earnings per share of the announced share repurchase.

TUPPERWARE BRANDS CORPORATION
ADJUSTED EBITDA AND DEBT/ADJUSTED EBITDA*
(UNAUDITED)

As of and for the four quarters ended
March 31, 2018
Adjusted EBITDA:
Net income (loss)	$(277.1)
Add:
Depreciation and amortization	61.4
Gross interest expense	45.6
Provision for income taxes	456.4
Equity compensation	21.1
Pre-tax re-engineering and impairment charges	69.1
Other non-cash extraordinary, unusual or non-recurring charges	65.0
Deduct:
Cash paid for re-engineering	(21.9)
Gains on land sales, insurance recoveries, etc.	(11.2)
Total Adjusted EBITDA	$408.4

Consolidated total debt	$839.3
Divided by adjusted EBITDA	408.4
Debt to Adjusted EBITDA Ratio	2.06

* Amounts and calculations are based on the definitions and provisions of the Company's $600 million Credit Agreement dated September 11, 2013, as amended and restated ("Credit Agreement") and, where applicable, are based on the trailing four quarter amounts. "Adjusted EBITDA" is calculated as defined for "Consolidated EBITDA" in the Credit Agreement.